Exhibit 99.1
PROS Holdings Inc.
Transcript of Investor Teleconference
February 9, 2011
Operator
Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2010 PROS Holdings, Inc. Earnings Conference Call. My name is Jeremy and I’ll be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session.
(Operator Instructions)
I would now like to turn the conference over to Mr. Charlie Murphy, Executive Vice President and CFO.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thank you, Operator. Good afternoon, everyone, and thank you for joining us today for the PROS Holdings Financial Results Conference Call for the fourth quarter and full year of 2010. This is Charlie Murphy. I am the Executive Vice President and CFO of PROS. Joining me on today’s call is Andres Reiner, President and Chief Executive Officer. In today’s conference call, Andres will provide a commentary on the highlights for 2010 and insights into 2011, and then I will provide the review of the financial results and our outlook before we open up the call to questions.
Before beginning, we must caution you that today’s remarks, including statements made during the question and answer session, contain forward-looking statements. These statements are subject to numerous and important factors, risks and uncertainties which could cause actual results to differ from the results implied by these or other forward-looking statements. Also these statements are based solely on the present information and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our Forms 10-Q, Form 10-K, and other filings with the SEC, and the risk factors contained therein. Also, please note that a replay of today’s webcast will be available in the investor relations section of our website at www.PROSpricing.com.
I would also like to point out that the company’s use of non-GAAP financial measures is explained in today’s earnings press release, and a full reconciliation between each non-GAAP measure and the most directly comparable GAAP measure is provided in the tables accompanying the press release distributed earlier today, and can also be found on our website in the investor relations section. With that, I’d like to turn the call over to Andres.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Thank you, Charlie, and to those of you listening to our call. We are pleased that entering 2011, PROS is a stronger company as reflected by our growth and overall performance in 2010, and we believe PROS is in a strong position to seize the many opportunities ahead. We are confident that our growth strategies are taking hold. Awareness and adoption of PROS solutions are increasing, our customers are realizing outstanding value from our solutions, our partner ecosystem is expanding, and our product innovations continue to set new standards in the market. We believe this combination positions PROS as the software provider of choice for companies interested in improving revenues and profitability.

For the fourth quarter of 2010, we are reporting revenue of $20.2 million, which exceeded the high end of our guidance, and it’s an increase of 19% over the fourth quarter of 2009. Non-GAAP operating income was $2.9 million for the fourth quarter, which exceeded the high end of our guidance. Non-GAAP EPS for the fourth quarter was $0.08, which includes the fourth quarter tax effect of the R&E tax credit reinstated in the fourth quarter, and exceeded the high end of our guidance. For the full year, non-GAAP revenue was $74.2 million, an increase of 7.8% over 2009. Non-GAAP operating income for the full year was $9.5 million, and full-year non-GAAP EPS, which includes the tax effect of the R&E tax credit, was $0.25.
During a slowly recovering economy, leading companies in our target industries increasingly turned to PROS to address their pricing, revenue and profitability challenges. At the end of 2010, our backlog was $107 million, up 27% from the prior year. From this backlog, we expect to recognize $72 million in revenue in 2011, up 40% from the comparable figure a year ago.
I would like to review a few highlights of our accomplishments in 2010 against our long-term growth strategy, which centers on four key areas — industry and customer focus; sales and marketing; product innovation; and our partner ecosystem.
We extended our market leadership position across all of our target industries. In the travel industry, a number of airlines licensed our latest generation of revenue management solutions, including All Nippon Airways, Avianca-TACA, and Frontier, among others. In manufacturing distribution and services industries leading companies such as Navistar Parts, Cummins, Tarmac, and PSS World Medical, among others, selected PROS as their pricing solution of choice.
We are proud to have established a strong position with several subvertical industries such as aftermarket parts, chemicals and commodities, and food packaging, to name a few. Our ability to deliver results earned us recognition from our customers, including being named Vendor of the Year by SP Richards, a leading business products distributor. We believe all these accomplishments are further evidence that we’re successfully executing against our industry and customer focused strategy.
In 2010, we invested in sales and marketing with new programs and key hires throughout the year that contributed to our record-setting revenue backlog. We strengthened our organization with new leaders in marketing, alliances, and sales. Most recently, we added former McKinsey partner and world-recognized pricing expert Craig Zawada as our Senior Vice President of Pricing Excellence.
A core component of our industry leadership and a key pillar of our growth strategy is our commitment to product innovation. In 2010, we continued to invest to create additional value for our customers. We issued three releases of our pricing solution suite that delivered more than 200 high-value features, resulting in another year where 100% of our pricing customers upgraded. This is a significant competitive differentiator for PROS. These new innovations not only helped drive new product sales, but also helped drive follow-on sales to existing customers as well as our mid 90% maintenance renewal rate. We’re also proud that our product and technology strength contributed to our “Positive” rating by Gartner in their Vendor Rating of PROS.
On the partner ecosystem front, we made great progress in 2010 in increasing awareness and extending our reach and scale. We formed strategic alliances with leading system integrators such as Deloitte and L&T Infotech, created a new technology partnership with Big Machines; and invested further in our SAP partnership by joining the SAP PartnerEdge Program and by achieving the latest level of product certifications. Investments in the partner ecosystem also allowed us to double the number of third party consultants certified to implement PROS solutions, further enhancing our global scalability.
Looking to 2011, given the sizeable long-term addressable market and our growing momentum, we will continue to make strategic growth investments that will build on the successes we had in 2010. We are focused on increasing awareness, expanding our global reach, and extending our product leadership position in the market. We plan to hire additional quota carrying sales people and to increase the number of certified systems integration partner resources.
Key areas of innovation will be our PROS Everywhere strategy which allows our customers to leverage PROS prescriptive capabilities from within their business tools and mobility devices. Another area of innovation we will focus on is bringing pricing technology to the cloud. I will provide more details on this in the second quarter. We will also continue to explore potential strategic M&A opportunities as a key part of our growth strategy.
We are optimistic about 2011 because we see further evidence that pricing and revenue management is of strategic importance to executives in our target markets. More CEOs and CFOs of publicly traded companies are speaking about the impact of pricing on their overall performance during quarterly earnings calls and investor conferences. A recent survey in CFO Magazine revealed that top concerns for CFOs in 2011 are maintaining margins and overcoming competitive price pressures. In another example, a Fortune 100 manufacturer stated in their RFP that, “a strategic and systematic pricing capability is extremely important and that achieving pricing excellence builds a sustainable competitive advantage by having the right product at the right price, for the right reasons, for the right customer, every time.” They are now a PROS customer.
PROS is uniquely positioned to meet these demands as more companies realize that their existing tools are inadequate and that prescriptive pricing and revenue management solutions are critical to maintaining margins, overcoming competitive price pressure, and creating a sustainable advantage. We will continue to invest in product innovations that help our customers achieve these objectives.
Recently we announced that Oscar Moreno has been promoted to Senior Vice President of Products to lead our product strategy and innovation efforts. Oscar has been with PROS since 1999 and is a well-respected leader. His insights, experience and exceptional leadership skills will help PROS continue to drive innovation and further enhance the value our solutions provide.
In summary, we are pleased with the progress we made in 2010 and believe that investments we made drove four quarters of sequential growth and a significant increase in end-of-year backlog, positioning PROS to deliver accelerating full-year growth in 2011. We will continue to track market momentum and invest strategically to capitalize on the market opportunities. Now let me turn the call over to Charlie so he can provide you with a review of our financial results and our outlook for the first quarter of 2011. Thank you.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thanks, Andres. I will begin with a review of our financial results for the quarter and the year which ended December 31, 2010. Then I will provide some commentary on the balance sheet and cash flow before providing financial guidance for the first quarter of 2011. I will be discussing our financial results on a non-GAAP basis. Our earnings press release includes a full GAAP to non-GAAP reconciliation which can be found on our website in the investor relations section.
As Andres stated, we are pleased with our performance in the fourth quarter, with record revenue for a quarter of $20.2 million, exceeding the high end of our guided range of $20 million and our prior record which was the fourth quarter of 2008. We are also pleased that fourth quarter revenue increased 7.3% over third quarter revenue of $18.8 million, with license and implementation revenue increasing 11%. Revenue increased 19% over the fourth quarter of last year. Non-GAAP earnings per share for the fourth quarter was $0.08, which exceeded the high end of our guidance, mainly due to revenue upside in the quarter and the fourth quarter tax effect of the R&E tax credit. We also had strong operating cash flow for the quarter of $2.2 million, and we ended 2010 with a strong balance sheet.
We are pleased with our sales performance for the year, with an increase in both absolute number and total value of deals for the year compared to last year.
License and implementation fees are bundled together and the revenue is generally recognized on a percentage of completion basis over the implementation period. Though this model creates a delay between deal signing and the beginning of revenue recognition, visibility into the number of active implementations and maintenance renewal rates gives us good visibility into near-term revenue.
Our total revenue continues to be diversified geographically and spread across our four target industry sectors. For the quarter, international revenue was approximately 58% of total revenue, and 55% of license and implementation revenue was from manufacturing, distribution, and services.
On a non-GAAP basis, gross profit was $14.7 million for the quarter, yielding gross margins of 72.8%. This compares to gross margins of 74.1% in the fourth quarter of 2009. The decrease in gross margins from a year ago was due to our previously announced investments in our partnering program, partially offset by normal variations in implementation services costs. These investments include partnering with and training systems integrators that will enable PROS to scale and position us to capture longer-term market opportunities. In the fourth quarter, the increased costs associated with our partnering program had approximately a three percentage point incremental impact on our license and implementation gross margins, as anticipated. In the first quarter of 2011 we expect these partnering programs to have approximately a two percentage point impact on our license and implementation gross margins.
Total non-GAAP operating expenses for the quarter were $11.8 million, an increase of $2.3 million as compared to the same period in 2009, with the increase principally in selling and general and administration expenses of $2.2 million. A reduction of $600,000 in our bad debt allowance in the fourth quarter of 2009 contributed to the increase in expenses this year. This year, R&D expenses as a percentage of revenue continues to be in the mid 20% range, and was approximately 24% in the fourth quarter. Our spending in sales and marketing and research and development is consistent with our planned strategic initiatives to continue to invest for growth in what we believe is a large emerging market opportunity.
Non-GAAP operating income was $2.9 million for the quarter with operating margins of 14.3%. These results were above our guidance, primarily due to the revenue upside. This compares to operating income of $3 million in the fourth quarter of 2009 and operating margins of $17.7%. The year over year decrease resulted from planned investments to support our long-term growth objectives.
Our non-GAAP effective tax rate was approximately 25% in the fourth quarter of 2010, including the fourth quarter tax effect of the research and experimentation tax credit, which was reinstated in the fourth quarter, compared to approximately 25% in the fourth quarter of 2009. The research and experimentation tax credit was extended through the year 2011.
Non-GAAP net income was $2.2 million for the quarter, including the fourth quarter tax effect of the research and experimentation tax credit, compared to net income of $2.3 million in the fourth quarter of 2009.
Non-GAAP earnings per share for the fourth quarter, including the fourth quarter tax effect of the research and experimentation tax credit of $0.01, was $0.08, which exceeded our guidance. Our guidance assumed the research and experimentation credit would not be reinstated. Non-GAAP earnings per share in 2009 was $0.09 per share.
Our GAAP operating loss was $300,000 for the quarter. This compares to operating income of $1.6 million in the fourth quarter of 2009. Our operating expenses included $2.5 million of non-cash compensation, which included approximately $900,000 from the acceleration of vesting of options and $700,000 of additional compensation expenses related to the retirement of our CEO.
During the fourth quarter, we had a GAAP tax benefit of $900,000, which included the full-year effect of the research and experimentation tax credit, which was reinstated and fully realized in the fourth quarter, compared to a tax expense of $400,000 in the fourth quarter of 2009.
GAAP net income was $600,000 for the quarter, compared to net income of $1.2 million in the fourth quarter of 2009. Earnings per share in the fourth quarter were $0.02 per share, which included the full-year effect of the research and experimentation tax credit of $0.02 per share.
Turning to our full-year results, non-GAAP revenue was $74.2 million compared to $68.8 million in 2009, an increase of 7.8%. Total maintenance revenue increased approximately $4.2 million, or 16.5%, as compared to 2009. Our non-GAAP gross profit was $54.5 million for the year, yielding gross margins of 73.5%, which compares to gross margins of 74.2% for the year ended 2009. The decrease in the gross margins was primarily from participation by system integrators in implementations during 2010.
Our non-GAAP research and development expenses of $19.4 million for the year increased approximately 5% year over year. Research and development expenses for the year represented 26.2% of total revenue, compared to 26.9% of total revenue in 2009. Non-GAAP selling, general and administrative expenses for the full year were $25.5 million, an increase of approximately $5.8 million or 29.5% from 2009, resulting primarily from increases in sales and marketing costs and other investments to drive long-term growth.
Non-GAAP operating income was $9.5 million for the year with non-GAAP operating margins of 12.9%, which compares to operating income of $12.8 million and operating margins of 18.7% in 2009.
Our non-GAAP effective tax rate was approximately 29% for the year, including the effect of the research and experimentation tax credit, as compared to approximately 27% in 2009.
Non-GAAP earnings per share for the year, including the reinstatement of the research and experimentation tax credit was $0.25 per share, compared to $0.36 per share in 2009.
Our GAAP results for the full year include the impact of previously announced litigation settlement in the third quarter. The total pre-tax charge, including legal expenses during the year, was $6.2 million. Of this amount, $3.1 million was a reduction of revenue. In addition, we incurred approximately $7 million in stock-based compensation expenses during the year. As a result, GAAP revenue for the year was $71 million and our GAAP loss from operations was $4.3 million.
Our GAAP effective tax rate for the year was a benefit of 54%, which included the effect of the reinstatement of the research and experimentation tax credit. Our GAAP net loss for the year was $1.9 million, or $0.07 loss per share, which compares to net income of $5.5 million, or $0.21 per share in 2009.

Now moving to key balance sheet items. Cash and equivalents were $55.8 million, a decrease of $6.6 million from the prior year with positive operating cash flow offset by litigation settlement expenses. Total deferred revenue at the end of the year was $29.9 million, an increase of approximately $6.9 million from the prior quarter. Deferred revenue balances do not correlate to total contract value and therefore is not a meaningful forward indicator of financial performance.
We continue to generate operating cash flow, with approximately $2.2 million of operating cash flow generated in the quarter and $2 million for the year, excluding the litigation costs and settlement. Operating cash flow margin in the fourth quarter was strong at 11% of revenue, and 2.7% for the full year.
Gross accounts receivable at the end of the year were $24.1 million, an increase from $11.1 million at the end of the prior year. Trade accounts receivable days sales outstanding were approximately 78 days, higher than our historical average of 65 days due to normal variations in the timing of collections and invoicing of milestone billings under our contracts.
Backlog at the end of 2010 was $107 million compared to $84.3 million at year-end 2009, an increase of 27%. Backlog is the remaining revenue to be recognized from agreements that we believe to be firm to provide software products and related implementation and maintenance services in the future. The portion of our backlog as of December 31, 2010 estimated to be recognized as revenue within the next 12 months is $72 million, an increase of 40% over the prior year. Headcount, including outsourcing, at the end of the year was 415, compared to 400 at the end of last year.
Before I turn to our guidance for the first quarter of 2011, let me provide you with some additional information. While we expect our past history of variability in sales from quarter to quarter will continue, we are pleased with our sales activity for the full year. Interest levels in our pricing and revenue optimization solutions remain very high, and we continue to benefit from our diversification across many industries and geographies.
We continue to believe making strategic investments to drive our future organic growth is the right thing to do, as evidenced by our 2010 performance, and this strategy continues to guide management decisions. At the same time, our long-term growth could also be supported by acquisitions, considering our strong cash position and no debt. While we have no specific activity to announce at this time, we have and will consider acquisitions that support our long-term objectives.
With that backdrop, let me turn to our outlook. We believe we are entering 2011 in a much better position than a year ago, with estimated revenue of $72 million coming from year-end 2010 backlog, an increase of 40% compared to last year. Through the recession, we stressed our commitment to continue investing in our future growth by increasing expenses rather than decreasing them. We believe this was an effective strategy that is paying off with our anticipated revenue growth increasing in 2011, as compared with 2010.
First quarter revenue growth over last year at the midpoint of our guidance is expected to be 19.5%, and we do plan to continue making the kind of investments that we believe are helping to drive this top line growth. We believe these investments are important for optimizing our longer-term growth potential and increasing overall awareness, as well as investing in the infrastructure that will support our continued growth and success. At the same time, we would like to reiterate our commitment to improving operating margins in the longer term, which we believe can be achieved as the company scales.
For the first quarter, we expect revenue in the range of $20.5 million to $20.9 million. Our total expenses, as previously communicated, typically increase in the first quarter compared to the fourth quarter due to the normal increases in employee related expenses such as employee related taxes and other employee benefit costs. In addition, we continue to expand headcount and to invest in our business. In the first quarter, we expect total expenses to be approximately $18.3 million to $18.4 million, up from $17.3 million in the fourth quarter. Our expectation is that non-GAAP operating margins will be 11% to 12%, which is consistent with our operating goals of investing for growth while maintaining a healthy level of profitability.
Therefore, we are projecting non-GAAP operating income of $2.2 million to $2.5 million. With a tax rate of 34% in the first quarter, we anticipate non-GAAP earnings per share of $0.05 to $0.06 based on an estimated weighted average of 27.3 million shares outstanding.
Including stock-based compensation expenses of approximately $1.4 million, we anticipate GAAP EPS in the range of $0.02 to $0.03. We are pleased with our expectations of a return to good levels of revenue growth and the ability to continue to invest for what we believe is an attractive, long-term growth opportunity. With that, let me turn the call back to the Operator for questions. Operator?

QUESTION AND ANSWER
Operator
(Operator Instructions)
Our first question comes from Chad Bennett with Northland Capital. Please proceed.
Chad Bennett — Northland Securities — Analyst
Yes, hi, guys.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Hi.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Hi.
Chad Bennett — Northland Securities — Analyst
Nice, nice quarter, and obviously the backlog is really impressive. Just on the backlog, since you only give it annually this time of year, is there a way of looking at, you know, over the year — and I’m not sure how much of the backlog would date back to like Q1 — but looking at maybe the second half, if that backlog growth rate accelerated continuously year over year throughout the year and fourth quarter was the strongest increase in backlog, if you can put it that way?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, Chad, this is Charlie. I would say that we actually had a good, I think, backlog growth, almost throughout the year. We’re still at a stage in the market where you can’t look at a quarter to the next quarter. There’s still variability in the quarters. So even to look at a six-month, compare to a six-month period, you could still have variability. We are pleased that we started the year with strong backlog growth and we are pleased we ended the year with strong backlog growth.
Chad Bennett — Northland Securities — Analyst
Okay. And I know you don’t get into a lot of detail, but in terms of L&I’s portion of backlog versus maintenance, you know, if you look at it last year versus this year and the short-term number, did L&I grow pretty significantly as a percentage of backlog, year over year?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s a great question, Chad. The answer would be yes. Because the maintenance component of the backlog, you can generally take a year’s maintenance — take the fourth quarter’s maintenance, annualize it, add a little bit to that — because we do have contracts with more than one year of maintenance — and then you can kind of back into the L&I piece. But you wouldn’t have the kind of growth we’ve had in the backlog going from, going up to $107 million, a 27% increase, you wouldn’t get that just from maintenance. It has to come from the L&I side as well.

Chad Bennett — Northland Securities — Analyst
Yes, no, that makes — yes, that makes sense. So again, to ask a third question on backlog, so you came into this year with, I think you said $51 million in kind of short-term or twelve-month recognizable backlog. And you did $74 million plus. I guess how do we look at — I assume there’s no real changes in the deals coming into this year from a revenue rec standpoint. How should we look at that ratio going into this year? I mean, is the delta — does it apply?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s another good question. I guess you have to look at the mix of business. It’s actually a little more positive in 2010 than it was in 2009. We commented previously that in 2009 we had more term deals than we previously had been experiencing. And we weren’t sure if that would continue as we went through 2010, or whether that was just part of a phenomenon of the deep recession, the global deep recession that we were in. It appears as though that was more of a result of the global deep recession. As we came through 2010, the mix shifted back towards a more traditional mix with a much higher perpetual component than a term component. So there’s a little bit of shift there that’s actually positive for us.
So the backlog weighting at the end of 2010 is actually weighted more towards perpetual deals, which is good. So that’s kind of helping us as we go into 2011. As far as looking at the direct relationship between the $51 million coming into the year and the $74 million we did, I don’t think you can get a direct relationship, because a lot of it depends upon the scope of the implementations and such. But you can get some sense as to what the company’s revenue might be this year by starting with the $72 million, which is the booked revenue, the estimated booked revenue that we’ll be recognizing in 2011, and putting a little bit of a push on top of that.
But I would caution all of us at this stage that while we’re very pleased with the company’s performance and we’re very pleased with the revenue growth that we’ve experienced, we’re very excited about it — that’s absolutely true — I would say that it’s probably too early to be trying to project out what the full year would be, at least at this time. I do think we’d be comfortable with talking about growth rates in 2011 that are consistent with what we experienced in Q4, over Q4 of the previous year, and even the mid-point of the guidance we have to Q1. You know, we’re talking about the high teens to 20%, kind of a revenue growth range. So what we don’t want to do here at PROS is, we don’t want to get ahead of ourselves.
We want to be a little patient. We want to assess our business and actually the global economy as well over the next several months. You know, we’re a little concerned about what happened in Europe over the last few months. You see some issues in the Middle East. You’re not quite sure how all that’s going to get sorted out. So if I had a reluctance at all to be talking about growth rates, certainly ahead of what we’ve experienced with Q4 and Q1, it would be more because of the global macroeconomic view of the world than it would be about our position relative to the competition or our performance in 2010. I know I’ve said a lot, but is that helpful?
Chad Bennett — Northland Securities — Analyst
Yes, no, very helpful. I think the Q4 year over year growth and what you’re saying about Q1 is kind of a baseline, I guess is what I’m hearing. And we’ll kind of see what happens from there. At least that’s the way I took it.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
That’s fair.
Chad Bennett — Northland Securities — Analyst
And then maybe for Andres — can you talk — I assume, and I’m hearing pretty good kind of win rates — but can you talk about or cover the competitive landscape and your relative win rate, percentage or progress in the quarter and how that went?

Andres Reiner — PROS Holdings, Inc. — President, CEO
Yes. Absolutely. In terms of the competitive landscape, there has been just a slight change. Mainly we’re seeing one primary competitor more in the market than the other. In terms of the small niche players it’s been as consistent, a few deals where we see small niche players but not a big change. In terms of our win rate, we’ve had a solid win rate against the competition. And that’s centered due to three key decision criterias which are around referenceability, product quality and our prescriptive approach.
We feel those are key decision making criteria in the market today. And that’s more of the change that we’ve seen in the market — the prescriptive approach to help companies achieve better prices, better processes and better decisions — it’s really playing well. And the prescriptive approach in everything that we do, not just the solution — in the capabilities, in the solution, but also in how we do services as well.
Chad Bennett — Northland Securities — Analyst
Okay.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Andres, I think, is commenting on the full year. I think you mentioned the quarter, Chad, but really the comment I think relates more to the full year. Is that okay?
Andres Reiner — PROS Holdings, Inc. — President, CEO
Yes.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Okay.
Chad Bennett — Northland Securities — Analyst
Okay. And just last one for me. I assume Q1’s kind of the baseline, that we just kind of grow sequentially throughout the year, both from a revenue and kind of an operating margin standpoint. Is that the right way to think about it at this point?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
This is Charlie. I guess what I was trying to communicate earlier is that I’d be a little more patient as far as assuming the quarter over quarter growth rates. And as I suggest, let’s not get ahead of ourselves. I think we want to have a chance to assess how the business unfolds over the next several months and really see what happens with the economy and how the economy settles down.
Chad Bennett — Northland Securities — Analyst
Okay. All right. Thanks, guys. Great job again.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Thank you.

Operator
Our next question comes from Nabil Elsheshai with Pacific Crest Securities. Please proceed.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Hi, guys. Thanks for taking my question. Sorry, that might be the closest I’ve ever heard somebody to giving guidance without actually —
Nabil Elsheshai — Pacific Crest Securities — Analyst
So let’s start first — I mean, when you look at — over the last year you guys have talked about extended deal cycles, extra signatures, all that type of stuff — has that changed? I mean, have we turned the corner for you guys in your space where you’re back to a more normal spending environment?
Andres Reiner — PROS Holdings, Inc. — President, CEO
We haven’t seen that significantly change. We’re still seeing the process go through, you know, the extended signatures and the contracting. That hasn’t materially changed, Nabil. You know, all the other leading indicators in terms of our leads opportunities in our pipeline, that has improved. But in terms of changes to the buying behavior, we haven’t seen a change there.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay. And then in terms of drivers, you know, the commodity price volatility is all over the news. Is that at all a factor in people looking at solutions like yours, particularly the execution side?
Andres Reiner — PROS Holdings, Inc. — President, CEO
Absolutely. I would say that the market dynamic changes is a core reason why you need prescriptive pricing technology. And that’s one of the areas we’ve been focused, both with our customers as well with prospects. And we see a lot of interest in our capabilities because of the fluctuation of commodity prices. But even currency exchange rate fluctuations, all the market dynamic changes today are bigger than they have been in the past. And companies really need a solution that’s integrated real time to be able to manage their profitability and their strategy better.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay, great. And then just to ask you flat out, Charlie, should we be expecting license and implementation to be up sequentially Q1 from Q4?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes. The answer to that is yes.

Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay. So from that then, I guess that answers my next one — I’m guessing, despite the very strong sequential increase from Q3 to Q4, there wasn’t kind of a, just a seasonal budget flush that drove people to try and get stuff done at the end of the year that might be a non-repeating type of behavior in the project, license and implementation wise?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
I don’t think it’s budget flush as much as it is just the cycle we’re going through relative to the phase of the implementations in Q4 versus Q1.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
You’re commenting on the sequential revenue growth in Q — ?
Nabil Elsheshai — Pacific Crest Securities — Analyst
Yes.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes. I don’t think it’s really budget flush. As you know, when we close a contract, we don’t recognize any revenue.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Right.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
We close a contract in the fourth quarter, very little revenue is recognized. And by the time you get to Thanksgiving, it’s next to nothing gets recognized. So it’s not really budget flush as much as it is just the pattern of the implementations, the cycle we’re going through in Q1 versus Q4.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay, last question, because I can’t let it go since cloud sets investors’ hearts a fluttering. Does your comment — should I read that to mean that you guys might have a SaaS offering coming?

Andres Reiner — PROS Holdings, Inc. — President, CEO
So the cloud is strategy that for us is part of our PROS Everywhere strategy. Cloud today as you know is a common model for enterprise software companies to reach new markets. We see it as a solution to reach the mid market. And we’ve seen mid market companies that are struggling with the same pricing problems we see in the large enterprise. We don’t see at this point cannibalizing any of the existing sales. And right now we don’t expect any impact in 2011 due to this cloud offering. But I will share more details obviously in Q2 about it.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay, great. Thank you guys for taking my questions.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Thank you, Nabil.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Thank you, Nabil.
Operator
Our next question comes from Ross MacMillan with Jefferies. Please proceed.
Ross MacMillan — Jefferies & Company — Analyst
Thanks a lot. Congrats from me as well on a very strong, very strong numbers. Just really a question I guess more on the cost side, either Andres or Charlie. I think you’d talked obviously about the ongoing investments. And it looks like you’re starting calendar ‘11 at a margin that’s a little bit below that of last year’s Q1. Is there any way you can help us kind of think about the margin trajectory as we move through the year? Obviously it sounds like your top line growth rate is going to be at a sustained higher level. And I’m just trying to calibrate kind of how you’re thinking about investments as we go through this year, and whether, you know, for example, by the time we get to the end of the year, could we actually see margins up relative to equivalent quarters in calendar ‘10?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes, Ross, this is Charlie. What we’d like to do at this point is stay away from guidance beyond the first quarter. But we will say — and this has been a consistent theme — is that we are planning to continue to invest and we’ve seen the very significant benefits, in our view, of the investments we made in the very strong performance we’ve had in 2010. So we’re very pleased with that. We see, obviously, this as a very large market opportunity. And we feel that it’s the right thing to do for the investors and for the company to continue that investment spend as we go through the year. So I mean, net net, I wouldn’t look for a lot of margin expansion. We’re going to be monitoring how the markets move during 2011. And if we’re pleased with the direction we see the Company going in and the way the business is materializing, our intent is to continue to invest.
Ross MacMillan — Jefferies & Company — Analyst
That’s clear.

Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
We see that as a positive. We’re trying to communicate a positive message here. Now long term, we do expect that there is leverage in the model, and long term we would expect to see, as the company scales we’ll be able to see leverage. And I think research and development is a good example of that. Right now we’re very high at 26% of revenue. Longer term — not this year, perhaps not next year — we’ll see that element alone starting to provide leverage for us as we get beyond the current stage of the market and we can take the opportunity to slow the spend down in R&D as a percentage of revenue.
We also have other initiatives that we’re putting in place that we think will generate margin improvement for the company as well. And we’re very focused on it, and we’re very sensitive to it. But we just feel — and we generally feel this way — that with the market opportunity ahead, now is the right time for us to continue to invest.
Ross MacMillan — Jefferies & Company — Analyst
Understood. Makes a lot of sense. And just, Charlie, on the cash flow, just so I’m clear — obviously there’s a litigation in there for the full year, and I think you explained that. Just so I’m clear on this, obviously you had a little bit of a higher DSO in Q4. But I think from your prepared remarks, it’s really a timing issue. And there’s really no change in cash collection at the company. And I guess as we look forward we should assume that, you know, I think historically I think your cash flow from operations approximated to your non-GAAP operating income, and so is that a fair way to think about cash flow from ops on a go-forward basis?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
On a go-forward, yes. I think 2010, Ross, we still suffered somewhat from the economy, from the recession. I mentioned earlier that we did more term deals in 2009 and even a little bit in the first quarter of this year. And the term deals as you know really don’t drive a lot of — they don’t drive nearly as much cash in the short term as a perpetual deal does. So because of the term deal versus perpetual license deals late in ‘09, we certainly felt that as an impact on the company’s cash flow in ‘10. The message here is we’re back now really to a perpetual model. I’d expect the company’s cash flow to return to the levels that you’re referencing. We’re actually now closer to what the company’s operating income is.
Ross MacMillan — Jefferies & Company — Analyst
That’s helpful. And then maybe this last one for Andres. Just clearly you mentioned earlier that you’re not really seeing less signatures, for example, being required on deals. It still sounds like it’s a fairly laborious process to get a commitment. However, your backlog and your bookings numbers suggest a big acceleration. Would you put that down to — how would you weight that? Would you put it down to more, simply more volume of business out there? Are you, do you feel your win rate’s improving? Could you add any kind of color around that? That would be really helpful.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Yes, that’s a great question. So I see both. One, definitely there is more volume, like I talked about, from a leads and opportunities and pipeline is significantly growing. Also win rate has significantly improved over the last year. So I think both of those is what is contributing, not that it’s taking shorter to close deals.
Ross MacMillan — Jefferies & Company — Analyst
That’s helpful. Thank you.

Operator
Once again, ladies and gentlemen, star one if you have a question. Our next question comes from John DiFucci with JPMorgan. Please proceed.
Marc Griffin — JPMorgan — Analyst
Hi, guys. It’s Marc Griffin stepping in for John. How’s it going?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Good, Marc.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Hi, Marc.
Marc Griffin — JPMorgan — Analyst
All right. Yes, John — just lost him a second ago. Speaking with, following up on Ross’ question about the leads in the pipeline, earlier you mentioned Europe and stuff. And can you just describe where the demand is? Obviously you’re signing deals. The backlog is up; deferred is good. Can you describe to me where the strength is really coming from and if there’s any weaknesses that you see in the demand environment going into 2011?
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Marc, this is Charlie. The demand environment for us has been North America and Europe. Consistent with last year and the year before, there’s been very little demand for manufacturing, distribution and services outside of those two geographical markets. Airline or transportation, on the other hand — it’s clearly global; we continue to do business in Asia; we do business in Europe. It’s much more of a global reach for us. So as far as the markets, if you’re thinking about the growth opportunity for the company, manufacturing, distribution and services, we don’t see really any discernible change between Europe and the United States. Both did well in 2010 and our expectations are that they’ll continue to do well in 2011.
Andres Reiner — PROS Holdings, Inc. — President, CEO
And for the year across all international revenue is approximately 58% of total revenue.
Marc Griffin — JPMorgan — Analyst
Yes. And I think that’s fairly consistent.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Yes, it is.

Marc Griffin — JPMorgan — Analyst
Yes. Okay. I just wanted to see if you saw anything going forward. As far as, I know we only get the backlog number once every year, and as far as the makeup of the backlog, and earlier someone trying to get an acceleration rate perhaps, your new SI ecosystem. Can you describe some of the partners that are really accelerating and really, you know, some partners that you can highlight with some deals and stuff like that, as opposed to ones that are still coming on board and where we go from here?
Andres Reiner — PROS Holdings, Inc. — President, CEO
Yes. In terms of the partner ecosystem, we’ve been focused around our B2B pricing industries, and we’re seeing very, very good traction in that area. The partner ecosystem, in terms of a reference role, played a reference role in about 30% of the new deals in 2010, which is, we believe, a good metric. As we talked about, the partner ecosystem we said helps with awareness and referenceability, and that’s been a key metric. Because there’s a lot more people that know about PROS that are certified in PROS that help us validate our referenceability in addition to our great customer references. In addition, in terms of specific industries, we’re seeing in manufacturing, distribution and services; that hasn’t changed. And in approximately 30% of our pricing solution implementations we had SI partner involvement last year.
Marc Griffin — JPMorgan — Analyst
Okay, excellent. Thanks very much.
Operator
We do have a follow-up question from Nabil Elsheshai with Pacific Crest Securities. Please proceed.
Nabil Elsheshai — Pacific Crest Securities — Analyst
You guys have mentioned a couple times improved win rates. I was wondering if you could just kind of elaborate on why you think that is. Does it have something to do with the SI channel? And I don’t know if you want to share which one of your two main competitors has dropped off a little bit. But if you have any thoughts on that as well.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Well, in terms of that, we believe that the big shift that we said is in the buying criterias. We think that’s the key area why it’s changed. Obviously the investments that we made in sales and marketing and product innovation absolutely made a huge difference. But really the key decision criterias being around referenceability, product quality and the prescriptive approach — we think that’s what’s making a big difference in the market. Our strategy behind that has always been, we focus on customer partnerships and building our customers and ensuring their success, ensuring they get value.
And our references have always been very, very good. And I think for product quality, the depth of our product capability has been very important, our experience and industry depth and prescriptive approach in our solution has played an important role. So I think all of our strategies that we put in place over the last 18 months, we’re starting to see the payoff on those investments. And the payoffs have come through significant improved win rate.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay, thank you.

Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Just I guess to add a little bit more color, one of the changes that the company made is we said, let’s not focus on the competitors’ performance, how are they doing; let’s focus on our strategy and how we’re going to accelerate our win rates. And I think it’s really, it’s worked very, very well for us. You also asked a question about which of our competitors we’re seeing a little less of. And the competitor we’re seeing a little less of is Zilliant. We’re not quite sure entirely why. We certainly expect to see them continuously as we go forward. But they are, they’re showing up a little less so than they have in the past.
Nabil Elsheshai — Pacific Crest Securities — Analyst
And are you still seeing Vendavo primarily in conjunction with SAP?
Andres Reiner — PROS Holdings, Inc. — President, CEO
Yes.
Charlie Murphy — PROS Holdings, Inc. — EVP, CFO
Yes.
Andres Reiner — PROS Holdings, Inc. — President, CEO
We’re seeing them both on their own and in conjunction with SAP.
Nabil Elsheshai — Pacific Crest Securities — Analyst
Okay, great. Thank you, guys.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Thank you.
Operator
And at this time there are no more questions. I would like to hand it back off to Andres.
Andres Reiner — PROS Holdings, Inc. — President, CEO
Thank you. In closing, I’m excited to lead PROS to the next level as President and CEO. We all appreciate the great work and dedication that our former President and CEO, Bert Winemiller, put into making PROS the strong company we are today, and I believe PROS is extremely well positioned to be the software provider of choice for companies interested in improving revenues and profitability. High-performance companies choose PROS to be their partner on the strength of our people, our products, and our experience.
Our success is a result of the hard work and dedication of our employees, customers and partners. As our solutions bring high value to so many parts of our customers’ organizations across a diverse group of industries, we believe PROS solutions are at the heart of business. So thank you very much. We appreciate you taking your valuable time to listen to our call. Thank you and goodbye.

Operator
Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.